TRACTOR SUPPLY COMPANY REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS; REITERATES 2022 FINANCIAL OUTLOOK

Brentwood, Tenn., April 21, 2022 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported financial results for its first quarter ended March 26, 2022.

●	Net Sales Increased 8.3%; Comparable Store Sales Increased 5.2% on Top of 38.6% Comparable Store Sales Growth Last Year
●	Diluted Earnings per Share (“EPS”) Increased to $1.65 from $1.55 Last Year
●	Company Reiterates Fiscal 2022 Financial Outlook

“The Tractor Supply team delivered strong results with another quarter of record sales and earnings despite having a difficult comparison from last year’s record sales, ongoing supply chain constraints and the Omicron surge. My thanks and appreciation go out to the 46,000 Team Members at Tractor Supply for their dedication to each other and our customers while staying nimble and successfully navigating a wide range of macro challenges. Our Team Members continue to be the key driver of our success,” said Hal Lawton, Tractor Supply’s President and Chief Executive Officer.

Lawton continued, “While we anticipate that we will continue to operate in a highly inflationary and volatile environment, we believe Tractor Supply is uniquely positioned for growth with a resilient, domestic business model that has stood the test of time. The strength of our business and the needs-based, demand-driven nature of our product categories complemented by our Life Out Here strategy give us confidence in our outlook and in our ability to successfully navigate the continuing challenges of the dynamic environment.”

First Quarter 2022 Results
Net sales for the first quarter 2022 increased 8.3% to $3.02 billion from $2.79 billion in the first quarter of 2021. Comparable store sales increased 5.2%, as compared to an increase of 38.6% in the prior year's first quarter. Comparable store sales for the first quarter of 2022 were driven by comparable average ticket growth of 6.7% and a decline in comparable average transaction count of 1.4%. Comparable store sales growth reflects robust demand for everyday merchandise, including consumable, usable and edible (“C.U.E.”) products and strength in winter seasonal goods, partially offset by a slower start to the spring selling season. In addition, the Company’s e-commerce sales experienced double-digit percentage growth for the 39th consecutive quarter.

Gross profit increased 7.4% to $1.06 billion from $983.8 million in the prior year's first quarter, and gross margin decreased 29 basis points to 34.9% from 35.2% in the prior year's first quarter. The Company's price management actions and other margin driving initiatives were able to offset the majority of the impact from significant product cost inflation pressures and higher transportation costs. To a lesser extent, product mix from the robust growth of the Company's C.U.E. products were unfavorable to gross margin.

Selling, general and administrative ("SG&A") expenses, including depreciation and amortization, increased 7.8% to $812.2 million from $753.2 million in the prior year's first quarter. As a percent of net sales, SG&A expenses improved 11 basis points to 26.9% from 27.0% in the first quarter of 2021. The improvement in SG&A as a percent of net sales was primarily attributable to more normalized incentive compensation and a moderation of COVID-19 response costs, as well as leverage in occupancy and other costs from the increase in comparable store sales. These items were partially offset by investments in store wages and the Company’s strategic growth investments.

Operating income increased 6.0% to $244.3 million compared to $230.5 million in the first quarter of 2021.

The effective income tax rate was 21.1% compared to 18.8% in the first quarter of 2021. The first quarter of 2021 tax rate included a discrete incremental tax benefit associated with share-based compensation that did not reoccur at the same magnitude this year.

Net income increased 3.2% to $187.2 million from $181.4 million, and diluted EPS increased 6.5% to $1.65 from $1.55 in the first quarter of 2021.

In the first quarter of 2022, the Company repurchased approximately 1.4 million shares of its common stock for $296.2 million and paid quarterly cash dividends totaling $103.5 million, returning approximately $399.6 million of capital to shareholders in the first quarter of 2022.

Tractor Supply new store openings were delayed during the quarter by lingering impacts from the pandemic and challenges facing the construction industry. The Company continues to target opening approximately 75 to 80 new Tractor Supply stores in fiscal 2022.

Fiscal 2022 Financial Outlook
The Company confirmed its fiscal 2022 financial guidance, initially provided on January 27, 2022. Fiscal 2022 comprises 53 weeks, one additional week compared to fiscal 2021. The benefit of the 53rd week is included in the fiscal 2022 guidance and is estimated to be worth approximately 1.5 percentage points of net sales and approximately $0.15 contribution to diluted EPS.

For fiscal 2022, the Company continues to expect the following:

Net Sales	$13.6 billion - $13.8 billion
Comparable Store Sales	+3.0% - +4.5%
Operating Margin Rate	10.1% - 10.3%
Net Income	$1.04 billion - $1.08 billion
Earnings per Diluted Share	$9.20 - $9.50

The Company’s outlook for fiscal 2022 does not contemplate the impact of the pending acquisition of Orscheln Farm and Home previously announced on February 17, 2021. The acquisition is conditioned on the receipt of regulatory clearance and satisfactory completion of customary closing conditions. The Company continues to work collaboratively with the Federal Trade Commission on the transaction.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, April 21, 2022 at 10:00 a.m. ET. The event will be hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. An Investor Presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 46,000 Team Members, the Company's physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At March 26, 2022, the Company operated 2,003 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 26, 2022, the Company operated 178 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This press release contains certain forward-looking statements, including statements regarding sales and earnings growth, new store growth, the effects of the 53rd week in fiscal 2022, strategic initiatives, estimated results of operations, including, but not limited to, sales, comparable store sales, operating margins, net income and EPS. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. Factors affecting future results include, without limitation, the timing of normalized macroeconomic conditions from the impacts of the COVID-19 pandemic, the Company’s ability to predict the timing of normalized macroeconomic conditions, the timing and amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods, including incremental costs associated with COVID-19. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, including the effects of COVID-19, inflation and gas prices, the effects that “shelter in place” or other similar mandated or suggested social distancing protocols could have on the business, the costs of doing business as a retailer during the COVID-19 pandemic, the effectiveness of the Company’s responses to COVID-19 and customer response with respect to those actions, the effects of COVID-19 on our suppliers, business partners and supply chain, the timing and acceptance of new products, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates, fuel costs, and other pressures across our supply chain, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, the possibility that the acquisition of Orscheln Farm and Home (the “Transaction”) will not close or that the closing may be delayed, the possibility that we may be unable to obtain regulatory clearance for the Transaction, the potential for litigation or governmental investigations relating to the Transaction, the occurrence of events, changes or circumstances that could give rise to the termination of the definitive agreement for the Transaction, the risk that we may be unable to successfully integrate any acquired business or that we may not realize the benefits expected from an acquisition, including the Transaction, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition, including the Transaction, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, particularly in light of COVID-19, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner, timing and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, our ability to meet our sustainability, stewardship, carbon emission and Diversity, Equity & Inclusion related Environmental, Social and Governance projections, goals and commitments, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	First Quarter Ended
	March 26, 2022		March 27, 2021
		% of		% of
		Net		Net
		Sales		Sales
Net sales	$3,024,132	100.00%	$2,792,336	100.00%
Cost of merchandise sold	1,967,623	65.06	1,808,556	64.77
Gross profit	1,056,509	34.94	983,780	35.23

Selling, general and administrative expenses	734,577	24.29	693,190	24.82
Depreciation and amortization	77,646	2.57	60,054	2.15

Operating income	244,286	8.08	230,536	8.26
Interest expense, net	7,069	0.23	7,221	0.26

Income before income taxes	237,217	7.84	223,315	8.00
Income tax expense	49,990	1.65	41,961	1.50
Net income	$187,227	6.19%	$181,354	6.50%

Net income per share:
Basic	$1.66		$1.56
Diluted	$1.65		$1.55

Weighted average shares outstanding:
Basic	112,531		116,153
Diluted	113,504		117,227

Dividends declared per common share outstanding	$0.92		$0.52

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	First Quarter Ended
	March 26, 2022	March 27, 2021
Net income	$187,227	$181,354

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	5,993	2,125
Total other comprehensive income	5,993	2,125
Total comprehensive income	$193,220	$183,479

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 26, 2022	March 27, 2021
ASSETS
Current assets:
Cash and cash equivalents	$405,432	$1,149,930
Inventories	2,568,179	2,084,677
Prepaid expenses and other current assets	185,634	146,227
Income taxes receivable	9,030	—
Total current assets	3,168,275	3,380,834

Property and equipment, net	1,655,750	1,287,004
Operating lease right-of-use assets	2,744,095	2,589,418
Goodwill and other intangible assets	55,520	55,520
Deferred income taxes	—	11,428
Other assets	63,168	35,475
Total assets	$7,686,808	$7,359,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,341,645	$1,181,924
Accrued employee compensation	49,124	68,102
Other accrued expenses	445,079	377,777
Current portion of finance lease liabilities	4,042	4,674
Current portion of operating lease liabilities	359,774	303,222
Income taxes payable	—	40,226
Total current liabilities	2,199,664	1,975,925

Long-term debt	986,896	984,838
Finance lease liabilities, less current portion	36,649	31,890
Operating lease liabilities, less current portion	2,529,605	2,399,246
Deferred income taxes	37,487	—
Other long-term liabilities	106,485	115,481
Total liabilities	5,896,786	5,507,380

Stockholders’ equity:
Common stock	1,413	1,409
Additional paid-in capital	1,204,294	1,154,451
Treasury stock	(4,452,026)	(3,610,362)
Accumulated other comprehensive income/(loss)	7,338	(1,118)
Retained earnings	5,029,003	4,307,919
Total stockholders’ equity	1,790,022	1,852,299
Total liabilities and stockholders’ equity	$7,686,808	$7,359,679

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 26, 2022	March 27, 2021
Cash flows from operating activities:
Net income	$187,227	$181,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,646	60,054
Loss on disposition of property and equipment	326	108
Share-based compensation expense	12,316	12,318
Deferred income taxes	39,924	20,158
Change in assets and liabilities:
Inventories	(376,987)	(301,407)
Prepaid expenses and other current assets	(21,516)	(12,568)
Accounts payable	186,015	205,828
Accrued employee compensation	(60,494)	(51,599)
Other accrued expenses	(28,463)	55,305
Income taxes	8,070	20,288
Other	35,002	(12,722)
Net cash provided by operating activities	59,066	177,117
Cash flows from investing activities:
Capital expenditures	(112,387)	(100,741)
Proceeds from sale of property and equipment	99	222
Net cash used in investing activities	(112,288)	(100,519)
Cash flows from financing activities:
Principal payments under finance lease liabilities	(1,197)	(1,086)
Repurchase of shares to satisfy tax obligations	(26,442)	(12,067)
Repurchase of common stock	(296,180)	(253,409)
Net proceeds from issuance of common stock	7,910	58,708
Cash dividends paid to stockholders	(103,467)	(60,570)
Net cash used in financing activities	(419,376)	(268,424)
Net decrease in cash and cash equivalents	(472,598)	(191,826)
Cash and cash equivalents at beginning of period	878,030	1,341,756
Cash and cash equivalents at end of period	$405,432	$1,149,930

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,404	$4,216
Income taxes	3,897	2,071

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$23,538	$10,301
Increase of operating lease assets and liabilities from new or modified leases	37,694	238,494
Increase of finance lease assets and liabilities from new or modified leases	5,143	—

Selected Financial and Operating Information
(Unaudited)

	First Quarter Ended
	March 26, 2022	March 27, 2021
Sales Information:
Comparable store sales increase	5.2%	38.6%
New store sales (% of total sales)	2.6%	3.0%
Average transaction value	$56.57	$53.03
Comparable store average transaction value increase (a)	6.7%	17.6%
Comparable store average transaction count (decrease)/increase	(1.4)%	21.0%
Total selling square footage (000's)	33,511	32,502
Exclusive brands (% of total sales)	29.9%	31.2%
Imports (% of total sales)	11.6%	11.9%

Store Count Information:
Tractor Supply
Beginning of period	2,003	1,923
New stores opened	—	21
Stores closed	—	—
End of period	2,003	1,944
Petsense
Beginning of period	178	182
New stores opened	1	2
Stores closed	(1)	(7)
End of period	178	177
Consolidated end of period	2,181	2,121

Pre-opening costs (000’s)	$802	$2,313

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,095.4	$905.4
Inventory turns (annualized)	3.60	3.92
Share repurchase program:
Cost (000’s)	$296,180	$253,409
Average purchase price per share	$218.07	$158.35

Capital Expenditures (in millions):
Existing stores	$66.0	$48.0
Information technology	18.4	30.9
Distribution center capacity and improvements	13.8	8.3
New and relocated stores and stores not yet opened	12.5	12.0
Corporate and other	1.7	1.5
Total	$112.4	$100.7

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
Note: Comparable store metrics percentages may not sum to total due to rounding.